Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in Post-Effective Amendment No. 13 to the Registration Statement on Form S-14 (File No. 2-96149) and in the Registration Statements on Form S-3 (File No. 333-199694) and Form S-8 (File Nos. 333-28631, 33-10218, 33-13210, 33-14561, 33-48781, 33-59109, 333-43478, 333-43484, 333-128494, 333-139523, 333-148070, 333-156188, 333-167516, 333-170185, 333-204477 and 333-209701) of Altria Group, Inc. of our report dated 14 March, 2016 relating to the financial statements, which appears in Anheuser-Busch InBev SA/NV’s Annual Report on Form 20-F for the year ended December 31, 2016, which is incorporated by reference into this Amendment No. 1 to Altria Group, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2016.

Sint-Stevens-Woluwe, Belgium
15 June 2017

PricewaterhouseCoopers Bedrijfsrevisoren BCVBA
Represented by

/s/ Koen Hens
Koen Hens
Bedrijfsrevisor